                          OFFERS TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                 AND ANY AND ALL OUTSTANDING SHARES OF SERIES A
              CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

                                       OF
                                 RENO AIR, INC.

                                       BY
                           BONANZA ACQUISITIONS, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                            AMERICAN AIRLINES, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                                AMR CORPORATION

                                       AT
                           $7.75 NET PER COMMON SHARE

                                      AND
                         $27.50 NET PER PREFERRED SHARE

                   (SUBJECT TO REDUCTION AS HEREIN PROVIDED)
                           --------------------------

 THE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
  TIME, ON TUESDAY, DECEMBER 22, 1998, UNLESS EITHER OR BOTH OF THE OFFERS ARE
                                   EXTENDED.
                           --------------------------

THE COMMON STOCK OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE COMMON STOCK
 OFFER AT LEAST A MAJORITY OF THE COMMON SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL COMMON SHARES ISSUABLE UPON
  THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS, BUT EXCLUDING, FOR PURPOSES OF SUCH
   CALCULATION, COMMON SHARES ISSUABLE UPON THE CONVERSION OF ANY PREFERRED SHARES TO BE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO
    THE PREFERRED STOCK OFFER) AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED,
     APPLICABLE TO THE PURCHASE OF THE COMMON SHARES PURSUANT TO THE COMMON STOCK OFFER HAVING EXPIRED OR BEEN TERMINATED. THE PREFERRED STOCK
     OFFER IS CONDITIONED UPON PURCHASER HAVING ACCEPTED FOR PAYMENT AND
     PAID FOR COMMON SHARES PUR                            SUANT TO THE
                              COMMON STOCK OFFER.
                           --------------------------

    THE BOARD OF DIRECTORS OF RENO AIR, INC. (THE "COMPANY") UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
    THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN),
       TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE
         HOLDERS OF THE COMMON STOCK AND HAS APPROVED AND ADOPTED THE
               MERGER AGREEMENT, THE OFFERS AND THE TRANSACTIONS
               CONTEMPLATED THEREBY AND RECOMMENDS THAT COMMON
            STOCKHOLDERS ACCEPT AND TENDER THEIR SHARES PURSUANT
                TO THE COMMON STOCK OFFER AND THAT PREFERRED
                     STOCKHOLDERS ACCEPT AND TENDER THEIR
                    SHARES PURSUANT TO THE PREFERRED STOCK
                                     OFFER.
                           --------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF HIS SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE (THE "COMMON SHARES"), OR SERIES A CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, $0.001 PAR VALUE PER SHARE (THE "PREFERRED SHARES"; AND TOGETHER WITH THE COMMON SHARES, "SHARES") OF THE COMPANY SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT TOGETHER WITH THE CERTIFICATE(S) EVIDENCING TENDERED SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN
SECTION 3 OR (2) REQUEST HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM. ANY STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF HE DESIRES TO TENDER SUCH SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

    QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER

NOVEMBER 24, 1998

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                 -----------
INTRODUCTION...................................................................................................           1

       1.  Terms of the Offer; Expiration Date.................................................................           5

       2.  Acceptance for Payment and Payment for Shares.......................................................           7

       3.  Procedures for Accepting the Offer and Tendering Shares.............................................           8

       4.  Withdrawal Rights...................................................................................          10

       5.  Certain Federal Income Tax Consequences.............................................................          11

       6.  Price Range of Shares; Dividends....................................................................          11

       7.  Certain Information Concerning the Company..........................................................          13

       8.  Certain Information Concerning Purchaser and Parent.................................................          14

       9.  Financing of the Offer and the Merger...............................................................          16

      10.  Background of the Offer; Contacts with the Company; the Merger Agreement;
             Employment Agreements.............................................................................          16

      11.  Purpose of the Offer; Plans for the Company After the Offer and the Merger..........................          29

      12.  Dividends and Distributions.........................................................................          32

      13.  Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration....          33

      14.  Certain Conditions of the Offer.....................................................................          34

      15.  Certain Legal Matters and Regulatory Approvals......................................................          36

      16.  Fees and Expenses...................................................................................          39

      17.  Miscellaneous.......................................................................................          39

Schedule I.  Directors and Executive Officers of Parent and Purchaser..........................................         I-1

To the Holders of Common Stock and
  Preferred Stock of Reno Air, Inc.:

                                  INTRODUCTION

    Bonanza Acquisitions, Inc., a Nevada corporation ("Purchaser") and a wholly owned subsidiary of American Airlines, Inc., a Delaware corporation ("Parent"), a wholly owned subsidiary of AMR Corporation, a Delaware corporation, hereby (i) offers to purchase (the "Common Stock Offer") all of the issued and outstanding shares of Common Stock, $0.01 par value per share (the "Common Stock"; shares of Common Stock being hereinafter collectively referred to as "Common Shares"), and
(ii) offers to purchase (the "Preferred Stock Offer"; and together with Common Stock Offer and the related Letters of Transmittal (collectively, the "Letter of Transmittal"), the "Offer") any and all of the issued and outstanding shares of Series A Cumulative Convertible Exchangeable Preferred Stock, $0.001 par value per share (the "Preferred Stock"; shares of Preferred Stock being hereinafter collectively referred to as "Preferred Shares"; and, together with the Common Shares, "Shares") of Reno Air, Inc., a Nevada corporation (the "Company"), for $7.75 per share of Common Stock or any higher amount paid per Common Share pursuant to the Common Stock Offer (the "Per Common Share Amount") and $27.50 per share of Preferred Stock or any higher amount paid per Preferred Share pursuant to the Preferred Stock Offer, plus accrued and unpaid dividends through the date Purchaser accepts for payment the Preferred Shares (such amount, subject to reduction as described herein, the "Per Preferred Share Amount"), in each case net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal. The Per Preferred Share Amount shall be reduced from $27.50 (plus accrued and unpaid dividends) to $27.33 (plus accrued and unpaid dividends) in the event the holders of Preferred Shares become entitled to the regular quarterly dividend for the first quarter of 1999, which the Company is expected to pay on March 15. The Per Preferred Share Amount is subject to further reduction in the event that holders become entitled to subsequent quarterly dividends. See Section 10.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK AND HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, THE OFFER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE COMMON STOCKHOLDERS ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE COMMON STOCK OFFER AND THAT THE PREFERRED STOCKHOLDERS ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE PREFERRED STOCK OFFER.

    Salomon Smith Barney Inc. ("Salomon Smith Barney") has delivered to the Board its written opinion that the consideration to be received by the holders of the Common Shares pursuant to each of the Common Stock Offer and the Merger, taken together, is fair to such holders of the Common Shares from a financial point of view. A copy of the opinion of Salomon Smith Barney is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith. Salomon Smith Barney also made a presentation to the Board that the price to be received by the holders of Preferred Shares in the Preferred Stock Offer is in an amount that is economically equivalent to the dividends payable to such holders through, and the price payable to such holders on, the first date that the Preferred Shares become optionally redeemable in accordance with their terms.

    THE COMMON STOCK OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE COMMON SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL COMMON SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS, BUT EXCLUDING, FOR PURPOSES OF SUCH CALCULATION, COMMON SHARES ISSUABLE UPON THE CONVERSION OF ANY PREFERRED SHARES TO BE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE PREFERRED STOCK OFFER (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF THE COMMON SHARES PURSUANT TO THE COMMON STOCK OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION"). THE PREFERRED STOCK OFFER IS CONDITIONED UPON PURCHASER HAVING ACCEPTED FOR PAYMENT AND PAID FOR THE COMMON SHARES PURSUANT TO THE COMMON STOCK OFFER. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. THE PREFERRED STOCK OFFER IS NOT CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN, PRIOR TO THE EXPIRATION OF THE PREFERRED STOCK OFFER, ANY MINIMUM NUMBER OF PREFERRED SHARES.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 19, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides among other things, that after the purchase of Shares pursuant to the Offer, the approval of the merger by the stockholders of the Company and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the laws of the State of Nevada applicable to corporations ("Nevada Law"), Purchaser will be merged with and into the Company, and the Shares will be converted into the right to receive cash (the "Primary Merger") or, under the circumstances described below, the Common Shares will be converted into the right to receive cash and the Preferred Shares shall remain issued and outstanding (the "Alternative Merger"; the Primary Merger, together with the Alternative Merger, being hereinafter collectively referred to as the "Merger"). The Company will continue as the surviving corporation (the "Surviving Corporation") and will become a subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), (a) each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent, and other than Common Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Nevada Law) will be canceled and converted automatically into the right to receive the Per Common Share Amount in cash, without interest (the "Common Stock Merger Consideration"), and (b) each Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Preferred Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent, and other than Preferred Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Nevada Law) will, pursuant to the Primary Merger, be canceled and converted automatically into the right to receive the amount in cash described below, without interest (the "Preferred Stock Merger Consideration"; and together with the Common Stock Merger Consideration, the "Merger Consideration"). The Preferred Stock Merger Consideration will initially be equal to the Per Preferred Share Amount paid pursuant to the Preferred Stock Offer. However, as with the Per Preferred Share Amount, the Preferred Stock Merger Consideration will be reduced based upon the number of regular quarterly Preferred Stock dividends to which the holders of Preferred Shares become entitled, with the amount reducing to $27.33 if the holders become entitled to receive the dividend for the first quarter of 1999 and to $27.17 if they become the entitled to receive the dividend for the second quarter of 1999. See Section 10 for a complete description of the Preferred Stock Merger Consideration should the Merger be delayed beyond such time. Unless holders of at least 66 2/3% of the Preferred Shares vote to approve the Merger Agreement and the Primary Merger, the Alternative Merger shall be effected instead of the Primary Merger, and each Preferred Share shall remain issued and outstanding as a share of the Series A Cumulative Convertible Exchangeable Preferred Stock, $0.001 par value per share, of the Surviving Corporation, subject to the terms and conditions of the Certificate of Designations of Series A Cumulative Convertible Exchangeable Preferred Stock, $0.001 par value per share of the Company (the "Certificate of Designations"). Pursuant to Section 7(e) of the Certificate of Designations, the holder of each Preferred Share, (x) shall have the right to convert each such Preferred Share into the amount of cash equal to the Common Stock Merger Consideration which would be payable as a result of the Merger with respect to the number of Common Shares or fraction thereof into which such Preferred Shares could have been converted immediately prior to the Effective Time, and (y) shall be entitled pursuant to Section 8 of the Certificate of Designations to effect such conversion at an adjusted conversion price equal to the Special Conversion Price (as defined in the Certificate of Designations). See Section 10. At the time that Purchaser acquires Common Shares constituting a majority of the outstanding voting power of the Company on a fully diluted basis, certain special conversion rights of the Preferred Shares under Section 8 of the Certificate of Designations shall be triggered. See Section 10. The Merger Agreement is more fully described in
Section 10.

    The Merger Agreement provides that, subject to compliance with applicable law and the Company's Articles of Incorporation, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Common Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Merger Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Articles of Incorporation or the By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company (the "Independent Directors").

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company to the extent required by Nevada Law. See Section 11. Under the Company's Articles of Incorporation and Nevada Law, the affirmative vote of the holders of a majority of the outstanding Common Shares is required to approve and adopt the Merger Agreement. In order to effect the Primary Merger, the affirmative vote of the holders of 66 2/3% of Preferred Shares is also required. No consent is required from the Preferred Shares in order to effect the Alternative Merger. Consequently, if Purchaser acquires (pursuant to the Offer, or otherwise) at least a majority of the outstanding Common Shares and 66 2/3% of the Preferred Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Primary Merger without the vote of any other stockholder. If Purchaser acquires at least a majority of the outstanding Common Shares, but fails to acquire at least 66 2/3% of the Preferred Shares, Purchaser will nevertheless have sufficient voting power to approve and adopt the Merger Agreement and the Alternative Merger without the vote of any other stockholder. Under such circumstances, Purchaser may, but is not required to, submit the Primary Merger to the holders of Preferred Stock for their approval.

    Under Nevada Law, if Purchaser acquires, pursuant to the Offer, or otherwise, at least 90% of the then outstanding Common Shares AND at least 90% of the then outstanding Preferred Shares, Purchaser will have the ability to approve and adopt a merger of the Company with and into the Purchaser. Parent and Purchaser, however, do not intend to effect any merger of the Company with Purchaser in which the

Company is NOT the Surviving Corporation. The Merger and the Alternative Merger therefore CANNOT be effected without a vote of the Company's stockholders acting at a meeting or by written consent. A significant period of time may therefore be required to effect the Merger. Pursuant to the Merger Agreement, the Company has amended the By-laws to permit stockholder action by written consent. See
Section 11.

    The Company has advised Purchaser that as of September 30, 1998: (i) 10,843,470 Common Shares were issued and outstanding, (ii) 1,436,000 shares of Preferred Stock were issued and outstanding, (iii) no Common Shares were held in the treasury of the Company, (iv) 3,757,070 Common Shares were reserved for issuance pursuant to employee and director stock options, (v) 4,164,400 Common Shares were reserved for issuance upon the conversion of Preferred Shares, (vi) 65,431 Common Shares were reserved for issuance upon the exercise of the warrants (the "Warrants") issued pursuant to the Placement Agreement dated as of March 14, 1994 between the Company and Paradise Valley Securities, Inc. (the "Warrant Agreement") and (vii) 2,875,000 Common Shares were reserved for issuance upon the conversion of the 9% Senior Convertible Notes due September 30, 2002 (the "Convertible Notes") issued by the Company pursuant to the Indenture dated as of August 15, 1992 (the "Indenture") between the Company and Fleet National Bank (formerly known as Shawmut Bank Connecticut, National Association). As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired all of the outstanding Common Shares and at least 6,400 Preferred Shares or if 66 2/3% of the Preferred Shares are acquired pursuant to the Preferred Stock Offer 9,464,600 Common Shares. In light of the fact that a significant portion of the Common Shares reserved for issuance are issuable at exercise or conversion prices which are higher than the Per Common Share Amount, Parent anticipates that, with the consent of the Company, it will, if necessary, subject to the waiver or satisfaction of the other conditions to the Common Stock Offer, reduce the Minimum Condition to a number of Common Shares which, as of an appropriate record date for the special Stockholders Meeting to be called to consider the Merger, would ensure the approval and adoption of the Merger Agreement by the Company's stockholders.

    The Offer is not being made for (nor will tenders be accepted of) any of the Convertible Notes. Holders of Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Common Shares in accordance with the terms of the Indenture and tender the Common Shares issued upon such conversion pursuant to the Offer. Under the Indenture, any holder of Convertible Notes may, at his option, convert the principal amount thereof into that number of Common Shares obtained by dividing the principal amount thereof by the conversion price of $10.00, subject to adjustment under certain circumstances. None of the Company, the Board, Parent or Purchaser has made or will make any recommendation to the holders of the Convertible Notes regarding the desirability of converting the Convertible Notes to Common Stock. The Convertible Notes are currently redeemable by the Company and under the Merger Agreement, the Company has agreed to redeem the Convertible Notes immediately after Purchaser has accepted for payment and paid for the Common Shares tendered pursuant to the Common Stock Offer. However, Parent has the right to waive the Company's obligation to redeem the Convertible Notes. Holders of Convertible Notes who convert such Convertible Notes into Common Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of Common Shares or if Common Shares tendered after conversion by a holder of Convertible Notes are not purchased for any reason, the converting holder will no longer have any rights under the Indenture. Pursuant to Section 10.18 of the Indenture, after consummation of the Merger, each holder of a Convertible Note then outstanding will be entitled to receive, upon conversion, an amount in cash equal to the Common Stock Merger Consideration that would have been received by such holder upon consummation of the Merger had such holder converted his Convertible Note immediately prior to the Effective Time. See Section 11.

    The Offer is not being made for (nor will tenders be accepted of) any of the Warrants. Holders of Warrants who wish to participate in the Offer must first exercise their Warrants to purchase Common Shares in accordance with the terms of the Warrant Agreement, and tender the Common Shares issued upon such exercise pursuant to the Offer. None of the Company, the Board, Parent or Purchaser has made or will make any recommendation to the holders of the Warrants regarding the desirability of exercising the Warrants to purchase Common Stock. Holders of Warrants who exercise such Warrants to purchase Common Shares will have no right under the Warrant Agreement to revoke an effective exercise. Accordingly, if the Offer terminates or expires without the purchase of Common Shares or if Common Shares tendered after the exercise of Warrants are not purchased for any reason, the exercising holder will no longer have any rights under the Warrant Agreement. From and after the Effective Time, pursuant to the Warrants, the holder of each outstanding Warrant shall, upon the payment of the exercise price under such Warrant, be entitled to receive, upon exercise of such Warrant an amount of cash equal to the Common Stock Merger Consideration that would have been received by such holder upon consummation of the Merger had such holder exercised such Warrant immediately prior to the Effective Time.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if either or both of the Offers are extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for (i) all Common Shares validly tendered prior to the Common Offer Expiration Date (as hereinafter defined) and (ii) all Preferred Shares validly tendered prior to the Preferred Offer Expiration Date (as hereinafter defined), and not withdrawn as permitted by Section 4. The term "Common Offer Expiration Date" means 12:00 midnight, New York City time, on Tuesday, December 22, 1998, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Common Stock Offer is open, in which event the term "Common Offer Expiration Date" shall mean the latest time and date at which the Common Stock Offer, as so extended by Purchaser, shall expire. The term "Preferred Offer Expiration Date" means 12:00 midnight, New York City time, on Tuesday, December 22, 1998, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Preferred Stock Offer is open, in which event the term "Preferred Offer Expiration Date" shall mean the latest time and date at which the Preferred Stock Offer, as so extended by Purchaser, shall expire.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which either or both of the Offers are open, including the occurrence of any of the conditions specified in Section 14, by giving written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to such Offer, subject to the rights of a tendering stockholder to withdraw his Shares. See Section 4.

    Subject to the applicable regulations of the Securities and Exchange Commission (the "SEC"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14, and (iii) to waive any condition (other than the HSR Condition) or otherwise amend the Offer in any respect, by giving written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) reduce the Per Common Share Amount or the Per Preferred Share Amount (other than as herein provided in respect of the Preferred Shares) payable pursuant to the Offer, (ii) change the form of consideration payable pursuant to the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) extend the expiration date of the Offer (which shall initially be twenty (20) business days) or (v) impose conditions to the Offer in addition to those set forth in Section 14; PROVIDED, HOWEVER, that subject to the right of the parties to terminate the Merger Agreement, the Common

Stock Offer (i) shall be extended (A) if, at the scheduled expiration of the Offer, the HSR Condition shall not be satisfied, until such time as such condition is satisfied, and (B) for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Common Stock Offer and (ii) may be extended (A) if, at the scheduled expiration of the Offer, any of the conditions to the Common Stock Offer set forth in Section 14 shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and (B) for a period of not more than 10 business days if Purchaser determines in its sole discretion to so extend the Common Stock Offer, PROVIDED that the Merger Agreement may not be terminated pursuant to Section 8.01(b), (c) or (d) of the Merger Agreement during any extension pursuant to the provisions described in this clause (ii)(B). Purchaser may extend the Preferred Stock Offer for a period of not more than 20 business days after the date upon which Purchaser accepts for payment and pays for Common Shares pursuant to the Common Stock Offer, if the number of Preferred Shares validly tendered and not withdrawn prior to such date shall constitute less than 66 2/3% of the then outstanding Preferred Shares. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled applicable Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c) and l4d-6(d) under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Common Offer Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the applicable Offer (including, if the applicable Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the applicable Expiration Date and not properly withdrawn promptly after the later to occur of (i) the applicable Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the HSR Act, and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    On November 23, 1998, Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Tuesday, December 8, 1998. Prior to the expiration or termination of such waiting periods, the FTC or the Antitrust Division may extend any such waiting periods by requesting additional information from Parent with respect to the Offer. If such a request is made with respect to the purchase of Common Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting periods may only be extended by court order. The waiting periods under the HSR Act may be terminated prior to their expiration by the FTC and the Antitrust Division. Parent has requested early termination of the waiting periods, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the applicable Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the applicable Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the applicable Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the applicable Expiration Date by the Depositary as provided below; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ National Market System ("NASDAQ") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 19,
1998). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to an Offer are irrevocable except that such Shares may be withdrawn at any time prior to the applicable Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to such Offer, may also be withdrawn at any time after January 22, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the applicable Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

    THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20% provided that the shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard. In the event the Alternative Merger is effected, holders of Preferred Shares will not recognize any gain or loss at the Effective Time in connection with the consummation of the Merger, as their Preferred Shares shall remain outstanding. Holders of Preferred Shares will, however, recognize a gain or loss to the extent they sell Preferred Shares to Purchaser pursuant to the Preferred Stock Offer.

    Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a stockholder
(i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Common Shares are listed and principally traded on NASDAQ. The following table sets forth, for the quarters indicated, the high and low sales prices per Common Share on NASDAQ as reported by the Dow Jones News Service, according to published financial sources. According to the Form 10-K (as defined herein) of the Company, no cash dividends have been declared by the Company on the Common Stock and the Company does not anticipate that any dividends will be declared on the Common Stock for the foreseeable future.

                            COMMON STOCK MARKET DATA

                                                                                    HIGH                   LOW
                                                                                  --------               --------
1996:
  First Quarter...........................................................  $      12  5/8         $       7
  Second Quarter..........................................................         14  1/4                10   1/4
  Third Quarter...........................................................         12  1/2                 7   5/8
  Fourth Quarter..........................................................          8  5/8                 6   3/4
1997:
  First Quarter...........................................................  $       7  5/8         $       6   3/8
  Second Quarter..........................................................          8  15/16               6   1/2
  Third Quarter...........................................................          9  1/16                6   13/16
  Fourth Quarter..........................................................          7  5/8                 4   1/2
1998:
  First Quarter...........................................................  $       8  1/2         $       4   1/2
  Second Quarter..........................................................          8  1/2                 6   11/16
  Third Quarter...........................................................          7  1/2                 4   7/16
  Fourth Quarter (through November 23, 1998)..............................          8  1/8                 3   7/16

    On November 13, 1998, the last full trading day prior to the appearance of certain news stories concerning a possible transaction between Parent and the Company, the closing price per Common Share as reported on NASDAQ was $6 9/16. On November 18, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Common Share as reported on NASDAQ was $7 1/4. On November 23, 1998, the last full trading day prior to the commencement of the Offer, the closing price per Common Share as reported on NASDAQ was $7 1/4.

    The Preferred Shares are listed and principally traded on the NASDAQ SmallCap Market. The following table sets forth, for the quarters indicated, the high and low sales prices per Preferred Share on the NASDAQ SmallCap Market, as well as the dividends paid on the Preferred Shares, according to published financial sources. The Preferred Shares began trading on the NASDAQ SmallCap Market on May 19, 1998. Therefore, there is no trading data available prior to these dates for the Preferred Shares.

                          PREFERRED STOCK MARKET DATA

                                                                         HIGH         LOW      DIVIDENDS
                                                                         -----     ---------  -----------
1998:
--------------------------------------------------------------------
  First Quarter.....................................................      --          --       $  0.5625
  Second Quarter (beginning May 19, 1998)...........................          27      21 7/8   $  0.5625
  Third Quarter.....................................................          23          17   $  0.5625
  Fourth Quarter (through November 23, 1998)........................          271/2        15  $  0.5625

    On November 13, 1998, the last full trading day prior to the appearance of certain news stories concerning a possible transaction between Parent and the Company, the closing price per Preferred Share as reported on NASDAQ was $21. On November 18, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Preferred Share as reported on the NASDAQ SmallCap Market was $22. On November 23, 1998, the last full trading day prior to the commencement of the Offer, the closing price per Preferred Share as reported on the NASDAQ SmallCap Market was $27 1/8.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    GENERAL. The Company is a Nevada corporation with its principal executive offices located at 220 Edison Way, Reno, Nevada 89502. The Company is a national air carrier operating primarily in the western United States. The Company's primary strategy is to provide low-cost, low-fare and high quality all-jet scheduled airline passenger service. The Company also transports cargo and mail and provides charter service.

    FINANCIAL INFORMATION. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the SEC. The summary financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         NINE MONTHS ENDED             FISCAL YEAR ENDED
                                                            SEPTEMBER 30                  DECEMBER 31
                                                       ----------------------  ----------------------------------
                                                          1998        1997        1997        1996        1995
                                                       ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
  Operating revenues.................................  $  293,667  $  292,754  $  383,924  $  349,884  $  256,508
  Operating income (loss)............................       7,511       1,322     (10,649)      2,484       3,609
  Non-operating expense, net.........................        (183)     (1,298)        978         454       1,658
  Net income (loss)..................................       7,328          24     (11,627)      2,030       1,951
  Net income (loss) applicable to common stock.......       4,907          24     (12,345)      2,030       1,818
  Net income (loss) per common share.................         .46      --           (1.18)       0.20        0.20
  Net income (loss) per common share assuming
    dilution.........................................         .45      --           (1.18)       0.19        0.18

BALANCE SHEET DATA:
  Current assets.....................................      83,010      65,360      86,678      55,118      72,064
  Total assets.......................................     176,945     173,041     193,409     143,706      99,484
  Current liabilities................................      67,306      85,293      80,397      67,015      53,802
  Long-term debt.....................................      50,520      61,044      62,584      50,698      28,755
  Total liabilities..................................     135,744     159,954     158,685     131,575      90,581
  Shareholders' equity...............................      41,201      13,087      34,724      12,131       8,903
  Working capital (deficit)..........................      --          --           6,281     (11,897)     18,262

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the

SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC.

    8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser is a newly incorporated Nevada corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 4333 Amon Carter Boulevard, Fort Worth, Texas 76155. Purchaser is a wholly owned subsidiary of Parent.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Parent is a Delaware corporation with its principal offices located at 4333 Amon Carter Boulevard, Fort Worth, Texas 76155. The principal activity of Parent is air transportation. Parent is a wholly owned subsidiary of AMR Corporation, a Delaware corporation. The common stock of AMR Corporation is listed on the New York Stock Exchange.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, Parent and AMR Corporation, and certain other information are set forth in Schedule I hereto.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to Parent which has been excerpted or derived from the audited financial statements contained in the Parent's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Parent Form 10-K") and the unaudited financial statements contained in Parent's Form 10-Q for the quarter ended September 30, 1998 (the "Parent Form 10-Q"). More comprehensive financial information is included in the Parent Form 10-K, the Parent Form 10-Q and other documents which have been filed by Parent with the SEC. The summary financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

              PARENT'S SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN MILLIONS)

                                                              FISCAL NINE MONTHS
                                                                    ENDED                 FISCAL YEAR ENDED
                                                                 SEPTEMBER 30                DECEMBER 31
                                                             --------------------  -------------------------------
                                                               1998       1997       1997      1996(1)     1995
                                                             ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Total Operating Revenues...................................  $  12,425  $  11,886  $  15,856  $  15,136  $  14,503
Operating Income...........................................      1,504      1,412      1,447      1,331        601
Net Earnings...............................................        898        580        780        705        208

BALANCE SHEET DATA:
Total Assets...............................................     18,998     18,198     17,753     17,562     17,629
Total Liabilities..........................................     12,749     13,088     12,399     13,034     13,983
Stockholder's Equity.......................................      6,249      5,110      5,354      4,528      3,646

------------------------

(1) In 1995, approximately 2,100 mechanics and fleet service clerks and 300 flight attendants elected early retirement under programs offered in connection with renegotiated union labor contracts, and the majority of these employees left Parent's workforce during 1996. Parent recorded restructuring costs of $332 million in 1995 related to these early retirement programs. Also in 1995, Parent recorded an additional $145 million in restructuring costs related to the writedown of certain McDonnell Douglas DC-10 aircraft.

    AVAILABLE INFORMATION. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports and other information may also be obtained at the web site that the SEC maintains at http://www.sec.gov. Copies should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549.

    Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this

Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between any of Purchaser, Parent or any of their respective subsidiaries or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Primary Merger and to pay related fees and expenses is estimated to be approximately $130,000,000. The total amount of funds required to complete the Alternative Merger (assuming that no Preferred Shares are purchased pursuant to the Preferred Stock Offer) is estimated to be approximately $90,000,000. Purchaser will obtain all of such funds from Parent. Parent will provide such funds from its working capital.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; EMPLOYMENT AGREEMENTS.

    COMMERCIAL ARRANGEMENTS BETWEEN PARENT AND THE COMPANY.

    Parent and the Company have, since 1993, had several on-going commercial arrangements between them.

    The Company entered into a MultiHost Agreement on April 14, 1997 with The SABRE Group, Inc., an affiliate of Parent. The agreement grants the Company a licence to use SABRE, a computerized travel reservation system. The agreement expires in November, 2004.

    Parent and Company entered into an Amended and Restated AAdvantage Participating Carrier Agreement dated March 28, 1995 (the "AAdvantage Agreement"), which has been subsequently amended, which provides for the accrual and redemption of frequent flyer points by members of Parent's frequent flyer program on the Company's flights in the Western Region (defined as areas within the United States falling within the Pacific and Mountain time zones) as well as selected routes to Chicago, Anchorage and Vancouver. The agreement may be terminated by either party, with or without cause, on at least 210 days' prior notice. Pursuant to the AAdvantage Agreement, Parent has the right for 120 days following a change in control of the Company to (i) exclude any routes from the accrual and redemption of frequent flyer points and (ii) to terminate the agreement on 30 days prior written notice.

    On October 24, 1994, Parent and the Company executed an Amended and Restated Agreement of Sublease, which has been subsequently amended, relating to the sublease by the Company from Parent of five gates and related terminal space and facilities at San Jose International Airport in San Jose, California. This agreement expires in November 2007. Pursuant to the sublease, the Company must obtain Parent's consent, which may be withheld at Parent's sole discretion, prior to any transfer, assignment or sublet by the Company.

    The Company also subleases from Parent gates and other related terminal space and facilities at John Wayne Airport in Orange County, California pursuant to an Agreement of Sublease, dated October 18, 1994. This agreement has been extended to December 31, 1998, and may be terminated by either party on prior notice as provided in the agreement.

    In addition, Parent and Company have entered into an Operations Agreement, dated October 18, 1994 (the "Operations Agreement"), pursuant to which Company has been allocated seven slots at John Wayne Airport as well as several more slots, whose number vary from month to month based on a formula tied to the Company's and Parent's seat capacity. This Agreement also provides for the permanent allocation of two additional slots to the Company, which will remain with the Company upon termination or expiration of this Agreement. This Agreement has been extended to December 31, 1998 and may be terminated by either party on prior notice as provided in the agreement.

    Parent and its affiliates also provide ground handling services on behalf of the Company at several airports pursuant to various agreements. These agreements are terminable by either party on 30 to 60 days' notice.

    Under certain circumstances, the agreements described above may be modified if the Offer and the Merger are not consummated. See Section 10.

    From time to time over the past several years, representatives of the Company and Parent have met personally or spoken to each other by telephone to discuss the various business relationships between the two companies.

    BACKGROUND OF THE OFFER.

    On March 25, 1998, Donald J. Carty, Chairman, Chief Executive Officer and President of Parent, Joseph R. O'Gorman, Chairman, Chief Executive Officer and President of the Company, Robert Fornaro, consultant on strategic planning issues to the Company, and Jeffrey C. Campbell, Vice President-Corporate Development and Treasurer of Parent met at Parent's headquarters in Fort Worth, Texas to discuss opportunities to expand the marketing alliance between Parent and the Company. Messrs. Carty and O'Gorman met privately afterwards and in that subsequent discussion broached the possibility of Parent purchasing the Company.

    On or about May 11, 1998, Andrew A. Cuomo, President of Airline Management Services, Inc., an affiliate of Parent ("Airline Management Services") met with Messrs. O'Gorman and Fornaro, Joanne D. Smith, Senior Vice President--Marketing and Planning of the Company and Steven A. Rossum, Senior Vice President, General Counsel and Corporate Secretary of the Company at the Parent's headquarters in Fort Worth, Texas regarding an expanded marketing relationship.

    On June 11, 1998, Gerard J. Arpey, Senior Vice President-Finance and Planning and Chief Financial Officer of Parent, Messrs. Campbell, Cuomo and O'Gorman and Vicki W. Bretthauer, Vice President-Administration of the Company met at the Admirals Club at Dallas Fort-Worth Airport to discuss the commencement of due diligence inquiries by Parent of the Company and the terms of a confidentiality agreement. On June 12, 1998, the parties executed a confidentiality agreement.

    Over the next several months representatives of Parent conducted due diligence on the Company.

    On September 24, 1998, Messrs. Arpey, Campbell and O'Gorman met at a hotel near the St. Louis, Missouri airport in which Parent indicated it would be interested in pursuing an acquisition of Company.

    On September 28, 1998, Parent provided a draft merger agreement to the Company.

    On October 13, 1998, Mr. Cuomo; legal representatives of Parent; Mr. Rossum;
W. Stephen Jackson, Senior Vice President and Chief Financial Officer of the Company; representatives of Salomon Smith Barney, financial advisors to the Company, and legal representatives of the Company met in New York City to discuss terms and conditions of a possible merger between Parent and the Company. Salomon Smith Barney also made a presentation regarding the strategic and financial rationale of a possible transaction. On October 14, 1998, Mr. Cuomo and Mr. Rossum met at the Admirals Club at LaGuardia Airport to continue the discussions of the terms and conditions of a merger between Parent and the Company as well as the scope of due diligence efforts by Parent.

    Discussions followed over the next several weeks between representatives of Parent and the Company and their legal and financial advisors concerning a proposed structure of the transaction, the scope of Parent's due diligence investigations and the terms and conditions of employment agreements (the "Employment Agreements") with five of the Company's officers, Messrs. Rossum and Jackson and Mmes. Smith and Bretthauer and Beverley Grear, Senior Vice President--Operations (the "Executives").

    On October 22, 1998, Mr. Carty had a telephone conversation with Mr. O'Gorman proposing a meeting at Parent's headquarters on November 4, 1998 to discuss terms of a potential transaction. From and after October 23, 1998 representatives of Parent and the Company and their legal and financial advisors had numerous telephone conversations regarding various terms and conditions of a potential transaction between Parent and Company.

    On November 4, 1998, Mr. Carty and Mr. O'Gorman met at Parent's headquarters to discuss the terms and conditions of a possible merger between Parent and the Company.

    Between November 5, 1998 and on November 15, 1998, senior management and legal advisors of each of the Company and Parent regularly discussed the proposed terms and conditions of a possible transaction between Parent and the Company, as well as the terms and conditions of the Employment Agreements.

    On November 15, 1998, senior management and legal advisors of each of the Company and Parent met at Parent's headquarters in Fort Worth, Texas to discuss terms and conditions of a merger agreement between Parent and the Company, as well as the terms and conditions of the Employment Agreements.

    Between November 16 and 18, 1998, Mr. Rossum continued negotiations with various business and legal representatives of Parent at Parent's headquarters. On November 17, 1998 Mr. Carty and Mr. O'Gorman met at Parent's headquarters to discuss final terms and conditions, including price. On the same date, Mr. O'Gorman also met with Mr. Arpey regarding the terms and conditions of the Merger Agreement and the Employment Agreements. On November 17 and 18, 1998, Mr. O'Gorman had follow-up conversations with Mr. Carty regarding final terms and conditions, including price.

    On November 18, 1998, Parent's board of directors, at a regularly scheduled meeting, authorized and approved, the Offer, the Merger and the Merger Agreement.

    On November 18, 1998, the board of directors of the Company convened a meeting at the Wyndham Hotel in Dallas, Texas at which representatives of Salomon Smith Barney presented their opinion regarding the fairness of the Common Stock Offer and the Merger to the holders of Common Shares, from a financial point of view. Salomon Smith Barney also made a presentation to the board of directors that the price to be received by the holders of the Preferred Shares in the Preferred Stock Offer was in an amount that was economically equivalent to the present value of the dividends payable to such holders through, and the price payable to such holders on, the first date that the Preferred Shares become optionally redeemable in accordance with their terms. Mr. Fornaro also orally reported at the meeting that although the Company was well managed under Mr. O'Gorman's management team, it was not well-positioned strategically, Mr. Fornaro stated that the Company was susceptible to a downturn in the economy, competitive threats (including from Parent), and the risk of Parent not renewing on favorable terms many of the commercial arrangements between the Company and Parent or its affiliates. The board of directors of the Company then unanimously approved the Offers, the Merger and the Merger Agreement and determined that the terms of the Offers, and the Merger are in the best interests of the Company and its stockholders.

    On November 19, 1998, Parent, Purchaser and the Company executed and delivered the Merger Agreement; Parent, the Company and the Executives executed and delivered the Employment Agreements; and Parent and the Company each issued separate press releases.

THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Common Shares tendered pursuant to the Common Stock Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. The obligation of Purchaser to accept for payment Preferred Shares tendered pursuant to the Preferred Stock Offer is subject to the condition that Purchaser shall have purchased Common Shares pursuant to the Common Stock Offer. The Preferred Stock Offer is not conditioned upon there being validly tendered and not withdrawn, prior to the expiration of the Preferred Stock Offer, any minimum number of Preferred Shares. Purchaser and Parent have agreed that no change in the Offer may be made (i) which reduces the Per Common Share Amount or the Per Preferred Share Amount (other than as herein provided in respect of the Preferred Shares) payable in the Offer, (ii) which changes the form of consideration payable in the Offer, (iii) which reduces the maximum number of Shares to be purchased in the Offer, (iv) which extends the expiration date of the Offer (which shall initially be twenty (20) business days) or (v) which imposes conditions to the Offer in addition to those set forth in Section 14 hereof without the prior consent of the Company; PROVIDED, HOWEVER, that subject to the right of the parties to terminate the Merger Agreement, the Common Stock Offer (i) shall be extended (A) if, at the scheduled expiration of the Offer, the HSR Condition shall not be satisfied, until such time as such condition is satisfied, and (B) for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Common Stock Offer and (ii) may be extended (A) if, at the scheduled expiration of the Offer, any of the conditions to the Common Stock Offer set forth in Section 14 shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and (B) for a period of not more than ten
(10) business days if Purchaser determines in its sole discretion to so extend the Common Stock Offer, PROVIDED that the Merger Agreement may not be terminated pursuant to Section 8.01(b), (c) or (d) of the Merger Agreement during any extension pursuant to the provisions described in this clause (ii)(B). Purchaser may extend the Preferred Stock Offer for a period of not more than twenty (20) business days after the date upon which Purchaser accepts for payment and pays for Common Shares pursuant to the Common Stock Offer, if the number of Preferred Shares validly tendered and not withdrawn prior to such date shall constitute less than 66 2/3% of the then outstanding Preferred Shares. The Per Preferred Share Amount shall be reduced from $27.50 to $27.33 (plus accrued and compared dividends) in the event that the holders of Preferred Shares become entitled to receive quarterly dividends for the first quarter of 1999, and shall be further reduced as to the extent the holders of Preferred Shares become entitled to receive additional quarterly dividends. The Per Preferred Share Amount will be reduced to the amounts listed below as the holders of Preferred Shares become entitled to receive quarterly dividends payable on the following dates: June 15, 1999--$27.17; September 15, 1999--$27.01; December 15, 1999--$26.83; March 15,
2000--$26.66; June 15, 2000--$26.49; September 15, 2000--$26.31; December 15,
2000-- $26.13.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Nevada Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a subsidiary of Parent. Upon consummation of the Merger, each share of Common Stock and Preferred Stock issued and outstanding (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Nevada Law) shall be canceled or converted automatically into the right to receive the Merger Consideration. The Preferred Stock Merger Consideration shall be equal to the Per Preferred Share Amount so long as the holders of Preferred Shares do not become entitled to receive any dividends after the Preferred Offer Expiration Date. To the extent the holders of Preferred Shares do become so entitled to receive dividends, the Preferred Stock Merger Consideration shall be reduced to the amounts described in the previous paragraph which correspond with the date of the Effective Time. Unless at least 66 2/3% of the Preferred Shares vote to approve the Merger Agreement and the Primary Merger, the Alternative Merger shall be effected instead of the Primary Merger, and each Preferred Share shall instead remain issued and outstanding as a share of the Series A Cumulative Convertible Exchangeable Preferred Stock, $0.001 par value per share of the Surviving Corporation, subject to the terms and conditions of the Certificate of Designations. Pursuant to Section

7(e) of the Certificate of Designations, the holder of each Preferred Share; (x) shall have the right to convert each such Preferred Share into the amount of cash equal to the Common Stock Merger Consideration which would be payable as a result of the Merger with respect to the number of Common Shares or fraction thereof into which such Preferred Shares could have been converted immediately prior to the Effective Time, and (y) shall be entitled pursuant to Section 8 of the Certificate of Designations, to effect such conversion at an adjusted conversion price equal to the Special Conversion Price (as defined in the Certificate of Designations).

    Pursuant to the Merger Agreement, each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, (i) if the Primary Merger is effected, the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, or (ii) if the Alternative Merger is effected, the Articles of Incorporation of the Company, including, without limitation, the Certificate of Designations, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, (i) if the Primary Merger is effected, the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation or (ii) if the Alternative Merger is effected, the By-laws of the Company, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

    AGREEMENTS OF PARENT, PURCHASER AND THE COMPANY. Pursuant to the Merger Agreement, the Company shall, if required by applicable law and the Company's Articles of Incorporation and By-laws in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"), or, if permitted, to cause the stockholders of the Company to act on the Merger Agreement and the transactions contemplated thereby by written consent. If Purchaser acquires at least a majority of the outstanding Common Shares, and 66 2/3% of the Preferred Shares, Purchaser will have sufficient voting power to approve the Primary Merger, even if no other stockholder votes in favor of the Primary Merger. If Purchaser acquires at least a majority of the outstanding Common Shares, but fails to acquire at least 66 2/3% of the Preferred Shares, Purchaser will nevertheless have sufficient voting power to approve and adopt the Merger Agreement and the Alternative Merger, even if no other stockholder votes in favor of the Alternative Merger.

    The Merger Agreement provides that the Company shall, if required by applicable law, as soon as practicable following consummation of the Offer, file with the SEC under the Exchange Act, and use its best efforts to have cleared by the SEC, a proxy statement and related proxy materials or an information statement (if appropriate) (such proxy statement or information statement as amended or supplemented being referred to herein as the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable time. The Company has agreed, subject to its fiduciary duties under applicable law as advised in writing by counsel, to include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and to use its best efforts to obtain such approval and adoption. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the businesses of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. The Merger Agreement provides that by way of amplification and not limitation, and except as contemplated therein, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), it will not do any of the following: (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;
(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company (except for the issuance of a maximum of 3,757,070 Common Shares issuable pursuant to employee and director stock options and a maximum of 7,104,831 Common Shares issuable upon the exercise of the Warrants or upon conversion of the Preferred Shares or Convertible Notes, in each case outstanding on the date of the Merger Agreement and the issuance of a maximum of 100,000 employee stock options issued on terms consistent with prior practice, and a maximum of 100,000 Common Shares issuable pursuant to such employee stock options, issued after the date of the Merger Agreement) or (ii) any assets of the Company, except for sales in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for regular quarterly dividends payable on the Preferred Shares not to exceed $0.5625 per Preferred Share or in connection with the adoption of a shareholder rights plan;
(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) except as disclosed to Parent on the date of the Merger Agreement, (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice, (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice,
(iv) authorize any single capital expenditure (other than expenditures for maintenance) which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $500,000, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (f) except as disclosed to Parent on the date of the Merger Agreement, increase the compensation payable or to become payable to, or the benefits provided to, its officers or key employees, except for increases in accordance with past practices in salaries or wages of employees of the Company who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other key employee of the Company, or establish, adopt, enter into or amend in any material respect any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (g) except as disclosed to Parent on the date of the Merger Agreement, hire or retain any single employee or consultant at an annual rate of compensation in excess of $125,000, or employees or consultants with annual rates of compensation in excess of $250,000 in the aggregate; (h) except as disclosed to Parent on the date of the Merger Agreement, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable); (i) except as disclosed to Parent on the date of the Merger Agreement, make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; (j) except as disclosed to Parent on the date of the Merger Agreement, commence or settle any litigation, suit, claim, action, proceeding, or investigation valued in excess of $300,000 either individually or in the aggregate, PROVIDED, HOWEVER, that upon prior notice to Parent, the Company may commence actions relating to claims which are within 30 days of becoming barred by the applicable statute of limitations or which constitute mandatory counterclaims in any suit brought against the Company by any third party; or (k) amend, modify, or consent to the termination of any material contract, or amend, modify, or consent to the termination of the Company's rights thereunder, in a manner materially adverse to the Company, other than in the ordinary course of business consistent with past practice.

    The Merger Agreement provides that, subject to compliance with applicable law and the Company's Articles of Incorporation, promptly upon the purchase by Purchaser of Common Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Common Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of each committee of the Board to the extent permitted by applicable law. Until the earlier of (i) the time Purchaser acquires a majority of the then outstanding Common Shares on a fully diluted basis and (ii) the Effective Time, the Company shall use its best efforts to ensure that all the members of the Board and each committee of the Board as of the date of the Merger Agreement who are not employees of the Company shall remain members of the Board and of each such committee.

    The Merger Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Articles of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the Independent Directors. If the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with the Merger Agreement, subject to approval by the Company of the terms of such retention, which approval shall not be unreasonably withheld. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of the Merger Agreement.

    Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request. Parent and Purchaser have agreed to keep such information confidential, except in certain circumstances.

    The Company has agreed that it shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of, any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Notwithstanding the foregoing, the Merger Agreement permits the Board to furnish information to, or enter into discussions or negotiations with, any person in connection with an unsolicited (from the date of the Merger Agreement) proposal in writing by such person to acquire the Company pursuant to a merger, consolidation, share exchange, share purchase, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company, if, and only to the extent that, (i) the Board, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by Nevada Law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company uses its reasonable best efforts to obtain from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of June 12, 1998 between Parent and the Company. Pursuant to the Merger Agreement, the Company has agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. Moreover, the Company has agreed (x) to notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and to indicate in reasonable detail in such notice the identity of the person making such proposal, offer, inquiry or contact and the terms thereof, and (y) not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is or may become a party.

    The Merger Agreement provides that from the date thereof until the earlier of the Effective Time and the termination of the Merger Agreement, Parent shall not terminate (or take other adverse action against the Company in respect of) the currently existing commercial contracts between Parent and the Company, PROVIDED, HOWEVER, that no provision of the Merger Agreement shall restrict or prohibit Parent from exercising any rights of Parent in the event of a default by the Company under any such contract. Parent shall also include the Company in Parent's west coast promotions and advertisements for so long as there is a frequent flyer arrangement between Parent and the Company. Additionally, the Company shall be included in written frequent flyer promotional material (in-flight and newsletter) on a level equal to Parent's other frequent flyer partners.

    The Merger Agreement provides that immediately prior to the Effective Time, each outstanding option to purchase Common Shares (in each case, an "Option") granted under (i) the Company's 1992 Stock Option Plan, as amended and restated in 1994, (ii) the Company's Employee Stock Incentive Plan and (iii) the Company's Directors Stock Option Plan (collectively, the "STOCK OPTION PLANS"), whether or not then exercisable, shall be canceled by the Company, and each holder of a canceled Option shall be entitled to receive from Purchaser at the same time as payment for Common Shares is made by Purchaser in connection with the closing of Merger, in consideration for the cancellation of such Option, an amount in cash equal to the product of (x) the number of Common Shares previously subject to such Option and (y) the excess, if any, of the Per Common Share Amount over the exercise price per Common Share previously subject to such Option. The Company has agreed to effectuate the cancellation of the Options by taking such action as may necessary under the Company's Stock Option Plans.

    From and after the Effective Time, pursuant to the Warrants, (as hereinafter defined) the holder of each outstanding Warrant shall, upon the payment of the exercise price under such Warrant, have the right to exercise each such Warrant for an amount of cash equal to the Common Stock Merger Consideration which would be payable as a result of the Merger with respect to the number of Common Shares, or fraction thereof, for which such Warrant could have been exercised immediately prior to the Effective Time.

    The Merger Agreement further provides that the Articles of Incorporation and the By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of the Articles of Incorporation and Article VII of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

    The Merger Agreement also provides that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to, in whole or in part, any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including in connection with the Merger Agreement and the transactions contemplated thereby), whether occurring before or after the Effective Time, for a six-year period after the date of the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation, the Merger Agreement provides that (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent may not be unreasonably withheld or delayed); and PROVIDED, FURTHER, that neither the Company nor the Surviving Corporation shall be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and PROVIDED, FURTHER, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

    The Merger Agreement provides that the Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated, if available, the current directors' and officers' liability insurance policies maintained by the Company or substitute therefor policies of at least the same amounts and coverage containing terms and conditions which are not materially less favorable to the insured) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company for such insurance (which annual premiums the Company has represented to Parent and Purchaser to be approximately $175,000 in the aggregate).

    The Merger Agreement provides that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations described above. The Merger Agreement provides that the obligations described above shall survive the Effective Time indefinitely.

    The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated by the Merger Agreement and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, environmental permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger.

    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

    The Merger Agreement provides that immediately after the date upon which Purchaser shall have accepted for payment all Common Shares validly tendered and not withdrawn prior to the Common Stock Offer Expiration Date, the Company shall call for the redemption of, and thereafter redeem, all of the outstanding Convertible Notes in accordance with their terms.

    The Merger Agreement provides that pursuant to Section 8 of the Certificate of Designations, as soon as practicable after the acceptance for payment of the Common Shares pursuant to the Common Stock Offer, the Company shall provide the holders of all Preferred Shares with a notice of "Ownership Change" (as defined in the Certificate of Designations). Pursuant to the Merger Agreement, each holder of Preferred Shares, upon the occurrence of the Ownership Change, shall have the right, at the holder's option, to convert all, but not less than all, of such holder's Preferred Shares into Common Shares, at an adjusted conversion price per Common Share equal to the Special Conversion Price (as defined in the Certificate of Designations), subject to the option of the Company to provide to each such holder, in lieu of Common Stock, cash equal to the Market Value (as defined in the Certificate of Designations) of the Common Shares multiplied by the number of Common Shares into which such Preferred Shares would have been convertible at the Special Conversion Price. The Company has agreed to exercise its option under Section 8 of the Certificate of Designations to satisfy its obligations thereunder by paying cash to the holders of Preferred Shares, in lieu of issuing to such holders Common Stock upon the conversion of their Preferred Shares.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to the Company's filings with the SEC, the financial statements of the Company, the absence of certain changes or events concerning the Company's business, compliance with law and certain contracts, litigation, employee benefit plans, labor matters, real property and leases, trademarks, patents and copyrights, environmental matters, taxes, aircraft, slots and similar takeoff and landing rights at certain airports, and brokers.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Primary Merger or the Alternative Merger, as the case may be, are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the Primary Merger or the Alternative Merger contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Nevada Law and the Articles of Incorporation of the Company; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement; and (d) Purchaser or its permitted assignee shall have purchased all Common Shares validly tendered and not withdrawn pursuant to the Common Stock Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement or the terms of the Common Stock Offer, Purchaser fails to purchase any Common Shares validly tendered and not withdrawn pursuant to the Common Stock Offer.

    TERMINATION; FEES AND EXPENSES; COMMERCIAL ARRANGEMENTS. The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of the Company: (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; (b) by either Parent, Purchaser or the Company if (i) Purchaser shall not have purchased Common Shares pursuant to the Common Stock Offer on or before June 30, 1999; PROVIDED, HOWEVER, that (x) the right to terminate the Merger Agreement under this clause shall not be available to any such party if such party's failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of such purchase to occur on or before such date and (y) if the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act shall expire or terminate less than ten (10) business days prior to June 30, 1999, the right to terminate this Agreement pursuant to the provisions described in this clause (i) shall not become effective until the tenth business day following the date of such expiration or termination, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by Parent if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14 hereof, and PROVIDED THAT, in the case of the conditions set forth in paragraph (e) or (f) thereof, Parent shall have provided five business days prior written notice of such failure to the Company and such condition shall have remained unsatisfied, Purchaser shall have (i) terminated the Common Stock Offer without having accepted any Common Shares for payment thereunder, or
(ii) failed to pay for Common Shares pursuant to the Common Stock Offer prior to June 30, 1999, unless such failure to pay for Common Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in the Merger Agreement; and (d) by the Company, upon approval of the Board, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14 hereof, Purchaser shall have (A) terminated the Common Stock Offer without having accepted any Shares for payment thereunder or (B) failed to pay for Common Shares pursuant to the Common Stock Offer prior to June 30, 1999, unless such failure to pay for Common Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or its assets by merger or other business combination or in order to approve a tender offer or exchange offer for Shares by a third party, in either case, as determined by the Board in the exercise of its good faith judgment and after consultation with its legal counsel and financial advisors, on terms more favorable to the Company's stockholders than the Offer and the Merger taken together; PROVIDED, HOWEVER, that no termination of the Merger Agreement pursuant to this clause shall be effective prior to the payment by the Company of the Fee (as defined below) and the Expenses (as defined below).

    In the event of the termination of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and there shall be no liability thereunder on the part of any party thereto except (i) under the provisions of the Merger Agreement related to the Fees and the Expenses described below, (ii) under certain other provisions of the Merger Agreement which survive termination and (iii) liability of any party for wilful breach of the Merger Agreement.

    The Merger Agreement provides that in the event that (a) any person (i) shall have become the beneficial owner of more than 30% of the then outstanding Common Shares (an "Acquiring Person") or (ii) shall have commenced, proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for 30% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any person beneficially owning 30% or more) of the then outstanding Common Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Common Share consideration having a value greater than the Per Common Share Amount (a "Competing Proposal") and (w) the Offer shall have remained open for at least 20 business days, (x) the Minimum Condition shall not have been satisfied, (y) the Merger Agreement shall have been terminated pursuant to the provisions described above and (z) such Competing Proposal shall be consummated or a transaction of the type referred to in clause (ii) above shall be consummated with an Acquiring Person, in either case within 18 months following the date of termination of the Merger Agreement; or (b) the Merger Agreement is terminated by the Company pursuant to the provisions described in clause (d)(ii) of the second preceding paragraph; then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $3,000,000 (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses (as defined below).

    The Merger Agreement provides that if the Company is required to pay a Fee pursuant to the provisions described in the immediately preceding paragraph, then the Company shall reimburse each of Parent and Purchaser (not later than one business day after submission of statements therefor) for all out-of-pocket expenses and fees up to $1,000,000 in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the transactions contemplated by the Merger Agreement or structuring such transactions and all fees of counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the transactions contemplated by the Merger Agreement, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the transactions contemplated by the Merger Agreement, and any financing commitments or agreements relating thereto (all of the foregoing being referred to herein collectively as the "Expenses"). Except as set forth in this paragraph, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not any such transaction is consummated. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of the provisions of the Merger Agreement providing for such payments, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's base rate plus 2.00%.

    If Parent terminates the Merger Agreement pursuant to the above described termination provisions of the Merger Agreement due to the failure to satisfy the conditions set forth in paragraphs (a), (b), (e) or (f) of Section 14 (other than termination by Parent due to (i) a knowing or wilful breach by the Company of any of the representations, warranties, covenants or agreements referenced in paragraphs (e) or (f) of Section 14 or (ii) a material breach by the Company of its covenant not to solicit any Competing Transaction), then Parent and the Company shall take the following actions: (i) extend the AAdvantage Agreement through April 30, 2001 (after which date such agreement shall be terminable pursuant to the current terms thereof); (ii) extend the term of the Operations Agreement with respect to 50% of the Slots covered thereby through December 31, 1999 and with respect to the remaining 50% of the Slots covered thereby through December 31, 2000 (which to the extent practicable shall consist of the most restrictive class of Slots) (after which date the Operations Agreement shall be terminable pursuant to the current terms thereof) and the Company shall agree to waive any claims that it may have any proprietary interest in any slots covered by the Operations Agreement; (iii) for so long as there is a frequent flyer arrangement between Parent and the Company, Parent shall include the Company (A) in Parent's west coast promotions and advertisements and (B) in written frequent flyer promotional material (in-flight and newsletter) on a level equal to Parent's other frequent flyer partners, and (iv) Parent shall take the following actions: (A) discuss in good faith with the Company the provision to the Company of out-sourcing services in various fields, including reservations, purchasing, sales and yield management, subject to regulatory approval; (B) review, on a case-by-case basis, exceptions to the exclusivity provisions of the codeshare and frequent flyer agreements between Parent and the Company; and (C) review the possibility of placing the Company's code on certain of Parent's flights, as Parent and the Company both determine to be mutually beneficial.

EMPLOYMENT AGREEMENTS

    Prior to the execution of the Employment Agreements, each of the Executives had employment agreements with the Company which terminated upon the third anniversary of a change in control of the Company (the "Prior Employment Agreements"). Pursuant to the Prior Employment Agreements, following a change in control, if the employment of the Executive is terminated without cause by the Company or by the Executive for good reason, such Executive would be entitled to receive (i) the entire salary which would otherwise be payable to him for the remainder of the employment period, plus (ii) an amount equal to three times the maximum annual bonus payable to such Executive in accordance with the Company's incentive bonus plan. In addition, the Prior Employment Agreements provide that upon a change in control, the Executives would be entitled to (i) receive lifetime unlimited free positive space airline travel for the Executive and members of his or her family, (ii) participate in all other benefits, plans and programs made available to the successor company's most senior executive officers and (iii) receive, under certain circumstances, lifetime medical coverage for the Executive and members of his or her family.

    On November 19, 1998, as a condition to Parent's willingness to enter into the Merger Agreement, and as consideration for the Executives terminating the Prior Employment Agreements, the Company and Parent entered into the Employment Agreements with the Executives. Each of the Employment Agreements has an initial term of 24 months commencing upon the Effective Time. Under the Employment Agreements, Parent and the Company agreed to continue to pay each Executive the base salary each Executive was entitled to receive under his or her respective Prior Employment Agreement. Beginning in calendar year 1999, each of the Executives shall be entitled to participate in Parent's incentive compensation plan.

    Each of the Executives will be entitled to receive awards of stock options pursuant to AMR Corporation's Performance Share Program (the "Performance Share Program") and Career Equity

Program (the "Career Equity Program") as well as receive employee stock options annually on the same basis as other employees of Parent of like rank and position.

    At the Effective Time, each Executive shall receive (i) a payment equal to 150% of the Executive's annual base salary, (ii) 2,500 stock options to purchase common stock of AMR Corporation, (iii) 1,000 shares of deferred stock under the Performance Share Program and (iv) 1,000 shares of deferred stock under the Career Equity Program.

    The Employment Agreements provide that if an Executive is terminated without "Cause" (as defined in each Employment Agreement) or resigns for "Good Reason" (as defined in each Employment Agreement): (i) Parent shall pay the Executive two times the Executive's annual base salary, (ii) the Executive shall be entitled to receive various fringe benefits (including, without limitation, medical insurance and air travel) until the 30 month anniversary of the Effective Time, and (iii) the Executive shall become entitled to exercise any stock options that were vested at the time of termination. The Employment Agreements also provide that if an Executive is terminated for Cause or resigns without Good Reason, the Executive will not be entitled to any additional compensation.

    If upon the expiration of the initial 24 month term of employment under each Employment Agreement: (i) an Executive is not offered continued employment with Parent or elects not to accept such offer, such Executive shall receive the same payments and benefits as if such Executive had been terminated without Cause, and (ii) an Executive is offered and accepts continued employment with Parent, such Executive shall receive a payment equal to two times such Executive's base salary, and shall continue to receive air travel benefits, at the same level as existed during the employment period, up until the 30 month anniversary of the Effective Time.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Primary Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Primary Merger, the Company will become a wholly owned subsidiary of Parent. Unless at least 66 2/3% of the Preferred Shares vote in favor of the Merger, however, the Alternative Merger shall be effected instead of the Primary Merger and the Preferred Shares shall remain outstanding and held by the holders thereof, subject to the terms and conditions of the Certificate of Designations. The Offer is being made pursuant to the Merger Agreement.

    Under Nevada Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Common Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of Common Shares. The affirmative vote of the holders of 66 2/3% of the Preferred Shares is also required for the approval and adoption of the Primary Merger. No approval of the holders of Preferred Shares is required for the approval and adoption of the Alternative Merger. Accordingly, if Purchaser acquires at least a majority of the Common Shares and at least 66 2/3% of the Preferred Shares, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Primary Merger without the affirmative vote of any other stockholder. If Purchaser acquires at least a majority of the outstanding Common Shares, but fails to acquire at least 66 2/3% of the Preferred Shares, Purchaser will nevertheless have sufficient voting power to approve and adopt the Merger Agreement and the Alternative Merger, without the affirmative vote of any other stockholder. Under such circumstances, Purchaser may, but is not required to, submit the Primary Merger to the holders of Preferred Stock for their approval.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby or, if permitted, to cause the stockholders to act on the Merger Agreement and the transactions contemplated thereby by written consent. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

    If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Common Shares following such purchase. See Section 10. Subject to the requirement that certain actions be approved by the Independent Directors, Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders may have certain rights under Nevada Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. Upon consummation of the Merger, if, as of the record date fixed to determine the stockholders of the Company entitled to receive notice of and to vote at the meeting of stockholders of the Company to act upon the Merger, Shares are neither (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") nor
(ii) held of record by more than 2,000 holders, holders of Shares who do not vote in favor of the Merger and who comply with applicable statutory procedures under Nevada Law will be entitled to receive a judicial determination and payment of the "fair value" (excluding any element of value arising from the accomplishment or expectation of the Offer and Merger) of their Shares (subject to certain exceptions). The value so determined could be the same as, or more or less than, the price per Share offered pursuant to the Offer or proposed to be paid in the Merger. However, if, as of such record date, the Common Shares continue to be listed on NASDAQ, no rights of dissent will be available to holders of the Common Shares. If the Preferred Shares continue to be listed on the NASDAQ SmallCap Market as of such record date, no rights of dissent will be available to holders of Preferred Shares.

    CONVERTIBLE NOTES. According to the Form 10-K, at December 31, 1997, $28,750,000 aggregate principal amount of the Convertible Notes was outstanding. The Offer is not being made for (nor will tenders be accepted of) any of the Convertible Notes. Holders of Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Common Shares in accordance with the terms of the Indenture, and then tender the Common Shares issued upon such conversion pursuant to the Offer. Under the Indenture, any holder of Convertible Notes may, at his option, convert the principal amount thereof into that number of Common Shares obtained by dividing the principal amount thereof by the conversion price of $10.00, subject to adjustment under certain circumstances. None of the Company, the Board, Parent or Purchaser has made or will make any recommendation to the holders of the Convertible Notes regarding the desirability of converting the Convertible Notes to Common Stock. The Convertible Notes are currently redeemable by the Company and under the Merger Agreement, the Company has agreed to redeem the Convertible Notes immediately after Purchaser has accepted for payment and paid for the Common Shares tendered pursuant to the Common Stock Offer. However, Parent has the right to waive the Company's obligation to redeem the Convertible Notes. The redemption price will be determined in accordance with the terms set forth in the Indenture. Holders of Convertible Notes who convert such Convertible Notes into Common Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of any Common Shares or if any Common Shares tendered after conversion by any holder of Convertible Notes are not purchased for any reason, the converting holders will no longer have any rights under the

Indenture. Pursuant to Section 10.18 of the Indenture, after consummation of the Merger, each holder of a Convertible Note then outstanding will be entitled to receive, upon conversion, an amount in cash equal to the Common Stock Merger Consideration that would have been received by such holder upon consummation of the Merger had such holder converted his Convertible Note immediately prior to the Effective Time.

    The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer substantially all of its assets unless the acquiror is a U.S. corporation and it expressly assumes the payment of principal and interest on the Convertible Notes as well as the Company's obligations under the Indenture. The Indenture also provides that upon (i) any reclassification or change of outstanding Common Shares issuable upon conversion of Convertible Notes, (ii) any consolidation or merger to which the Company is a party, other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change in, outstanding Common Shares of the Company or (iii) any sale or conveyance of all or substantially all of the property or business of the Company, then the Company, or such successor, must deliver to the trustee under the Indenture a supplemental indenture providing that the holder of each Convertible Note then outstanding shall have the right to convert such Convertible Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, merger or conveyance by a holder of the number of Common Shares deliverable upon conversion of such Convertible Note immediately prior to such reclassification, merger or conveyance. In the case of a consolidation, merger or conveyance, if the stock or other property (including cash) includes stock or property of a corporation other than the successor or purchasing corporation, then the supplemental indenture must be executed by such other corporation and must contain provisions to protect the holders of Convertible Notes. In addition, upon a "Change of Control" (as defined in the Indenture) the Company is required to offer to repurchase from all holders of Convertible Notes, all or any part of each holder's Convertible Notes at a purchase price equal to 100% of the aggregate principal amount thereof. If the Convertible Notes are not redeemed prior to the Merger, Parent intends to cause the Surviving Corporation to comply with the above described provisions of the Indenture.

    WARRANTS. According to the Company, Warrants to purchase an aggregate of 65,431 Common Shares are currently outstanding. The Offer is not being made for (nor will tenders be accepted of) any of the Warrants. Holders of Warrants who wish to participate in the Offer must first exercise their Warrants to purchase Common Shares in accordance with the terms of the Warrant Agreement and then tender the Common Shares issued upon such exercise pursuant to the Offer. None of the Company, the Board, Parent or Purchaser has made or will make any recommendation to the holders of the Warrants regarding the desirability of exercising the Warrants to purchase Common Shares. Holders of Warrants who exercise such Warrants to purchase Common Shares will have no right under the Warrant Agreement to revoke an effective exercise. Accordingly, if the Offer terminates or expires without the purchase of Common Shares or if Common Shares tendered after the exercise of Warrants are not purchased for any reason, the exercising holder will no longer have any rights under the Warrant Agreement. From and after the Effective Time, pursuant to the Warrants, the holder of each outstanding Warrant, shall, upon the payment of the exercise price under such Warrant, have the right to exercise each such Warrant for an amount of cash equal to the Common Stock Merger Consideration which would be payable as a result of the Merger with respect to the number of Common Shares, or fraction thereof, for which such Warrant could have been exercised immediately prior to the Effective Time.

    PREFERRED STOCK. Pursuant to the Certificate of Designations, from and after December 15, 1999, the Company may exchange the Preferred Shares for notes of the Company bearing interest at the same rate that the Preferred Shares currently receive dividends and having a principal amount equal to the liquidation value of the Preferred Shares for which such notes are exchanged. On and after December 20, 2000, the Company may redeem the Preferred Shares at a price per Preferred Share equal to 104.5% of the liquidation value thereof, or $26.125 per Preferred Share. In the event that the Alternative Merger is consummated, Parent intends to cause the Surviving Corporation to redeem the Preferred Shares as of

December 20, 2000, and may, based upon its analysis at the time, exchange the Preferred Shares for notes on December 15, 1999.

    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted, except that Parent intends to manage the Company as part of the Airline Group of AMR Corporation. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company will be combined with those of Parent. Parent may cause the Company to be merged with Parent after the consummation of the Merger.

    Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

    12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company (except for the issuance of a maximum of 3,757,070 Common Shares issuable pursuant to employee and director stock options outstanding on the date of the Merger Agreement, and a maximum of 7,104,831 Common Shares issuable upon the exercise of Warrants or upon the conversion of Preferred Shares or Convertible Notes in each case outstanding as of the date of the Merger Agreement, and the issuance of a maximum of 100,000 employee stock options issued on terms consistent with prior practice, and a maximum of 100,000 Common Shares issuable pursuant to such employee stock options, issued after the date of the Merger Agreement) or (b) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section
10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or
(iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) and the Merger as it deems appropriate to reflect such split, combination or other change.

    If, on or after November 19, 1998, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, other than regular quarterly dividends on the Preferred Shares declared and paid at times consistent with past practice and in an amount not in excess of $0.5625 per Preferred Share, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Common Shares and Preferred Shares by Purchaser pursuant to the Offer will reduce the number of Common Shares and Preferred Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares and Preferred Shares, which could adversely affect the liquidity and market value of the remaining Common Shares and Preferred Shares held by the public.

    Purchaser intends to cause the Common Shares and Preferred Shares not to be listed for quotation on NASDAQ or the Pacific Stock Exchange (the "PSE") and the Preferred Shares not to be listed for quotation on the NASDAQ SmallCap Market, following consummation of the Offer.

    The Common Shares are currently traded on NASDAQ and the PSE. The Preferred Shares are currently traded on the NASDAQ SmallCap Market. Depending upon the number of Shares of each class purchased pursuant to the Offer, the Common Shares and Preferred Shares may no longer meet the standards for continued inclusion for listing on NASDAQ, the PSE or the NASDAQ SmallCap Market, respectively.

    According to NASDAQ's published guidelines, the Common Shares would not be eligible to be included for listing if, among other things, (i) the number of Common Shares publicly held falls below 750,000, (ii) the number of holders of Common Shares falls below 400, (iii) the aggregate market value of such publicly held Common Shares does not exceed $5,000,000 or (iv) there are not at least two registered and active market makers for the Common Shares, one of which may be a market maker entering a stabilizing bid. If these standards are not met, quotations for the Common Shares might continue to be published in the NASDAQ SmallCap Market.

    Under NASDAQ rules governing the NASDAQ SmallCap Market, neither the Common Shares nor the Preferred Shares would be eligible for a continued listing for quotation on the NASDAQ SmallCap Market if, among other things, (i) the number of holders of the Shares of such class falls below 300, (ii) the number of publicly held Shares of such class falls below 500,000, (iii) the aggregate market value of such publicly held Shares of such class does not exceed $1,000,000 or (iv) there are not at least two registered and active market makers for such class of Shares, one of which may be a market maker entering a stabilizing bid. In such an event, NASDAQ rules provide that the securities would no longer qualify for listing and inclusion in NASDAQ or the NASDAQ SmallCap Market, and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for this purpose.

    According to the PSE's published guidelines, the Common Shares would not be eligible to be included for listing if, among other things, (i) the number of Common Shares publicly held falls below 200,000, (ii) the number of holders of Common Shares falls below 400 or (iii) the aggregate market value of such publicly held Common Shares does not exceed $1,000,000. If these standards are not met, the PSE rules provide that the securities would no longer qualify for listing and inclusion in the PSE, and the PSE would cease to provide any quotations.

    In the event either the Common Shares or the Preferred Shares were no longer eligible for NASDAQ or PSE quotation, quotations might still be available from other sources. The extent of the public market for each class of Shares and the availability of such quotations would, however, depend upon the number of holders of each class of Shares remaining at such time, the interest in maintaining a market in each class of Shares on the part of securities firms, the possible termination of registration of each class of Shares under the Exchange Act as described below and other factors.

    The Common Shares and Preferred Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Common Shares and the Preferred Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    Each class of Shares is currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if such class of Shares is not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of Common Shares or Preferred Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of such Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to such Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Common Shares or Preferred Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities" or be eligible for NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Common Shares and Preferred Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Purchaser shall not be required to accept for payment or pay for any Common Shares tendered pursuant to the Common Stock Offer, and may terminate or amend the Common Stock Offer and may (except as provided in the Merger Agreement) postpone the acceptance for payment of and payment for, Common Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) the HSR Condition shall not have been satisfied, or (iii) at any time on or after November 19, 1998, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

    (a) there shall have been instituted or be pending any action or proceeding by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares acquired by Purchaser pursuant to the Offer, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect (as defined below) or which is reasonably likely to have an adverse effect on the business, results of operations, or financial condition of Parent that is material in relation to the benefits sought to be achieved by Parent in the transactions contemplated by the Merger Agreement;

    (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or
(ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there shall have occurred any change or effect that, when taken together with all other adverse changes and effects that are within the scope of the representations and warranties made by the Company in the Merger Agreement and which are not individually or in the aggregate deemed to have a material adverse effect, is or is reasonably likely to be materially adverse to the business, results of operations, or financial condition of the Company, but excluding changes or effects that (x) are directly caused by conditions affecting (A) the United States economy as a whole or (B) the economy of the western United States as a whole or affecting the United States airline industry as a whole, which conditions do not affect the Company in a disproportionate manner, (y) are related to or result from any action or inaction on the part of Parent, Purchaser or any affiliate thereof, including those in connection with the currently existing commercial arrangements between such persons and the Company or (z) are related to or result from the announcement of the Offers or the Merger (a "Material Adverse Effect");

    (d) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

    (e) any representation or warranty of the Company in the Merger Agreement (without regard to any materiality qualifiers contained therein) shall not be true and correct, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement, but only if the aggregate effect of any failures of such representations and warranties to be true and correct would have a Material Adverse Effect and the Company shall not have delivered to Parent a certificate of the Company to such effect signed by a duly authorized officer thereof and dated as of the date on which the Purchaser shall first accept Common Shares for payment;

    (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (g) the Merger Agreement shall have been terminated in accordance with its terms; or

    (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the payment for Shares thereunder.

    In addition, notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or pay for any Preferred Shares tendered pursuant to the Preferred Stock Offer unless and until Purchaser has accepted for payment and paid for the Common Shares pursuant to the Common Stock Offer.

    The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent, subject to the terms of the Merger Agreement, regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

    STATE TAKEOVER LAWS; ANTITAKEOVER PROVISIONS IN ARTICLES OF
INCORPORATION. The Company is incorporated in Nevada and is subject to the provisions of the Nevada Law. Pursuant to Sections 78.378 to 78.3793 of the Nevada Law (the "Nevada Control Share Acquisition Statute"), an "acquiring person," who acquires a "controlling interest" in an "issuing corporation," may not exercise voting rights on any "control share" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a meeting of such stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares, is entitled to demand payment for the fair value of such stockholder's shares, and the corporation must comply with the demand. For purposes of the provisions under this subsection, "acquiring person" means any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the outstanding voting shares of disinterested stockholders as each threshold is reached and/or exceeded.

    "Control share" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation.

    The above provisions of the Nevada Control Share Acquisition Statute do not apply if, before an acquisition is made, the Articles of Incorporation or Bylaws of the Company in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. The Company has represented in the Merger Agreement that the Company's Board of Directors has amended its Bylaws to provide that the provisions of the Nevada Control Share Acquisition Statute do not apply to the Company.

    Sections 78.411 to 78.444 of the Nevada Law (the "Nevada Business Combination Statute") restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that caused such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that caused such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date.

    If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

    For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation, or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in their articles of incorporation or in a charter amendment approved by a majority of the outstanding voting shares of disinterested stockholders. Such a charter amendment, however, would not become effective for 18 months after its passage and could apply only to stock acquisitions occurring after its effective date. The Company's Articles of Incorporation do not exclude the Company from the restrictions imposed by such provisions.

    The Company has represented in the Merger Agreement, that the Company's Board of Directors has approved the Offer, the Purchaser's purchase of Shares pursuant to the Offer and the Merger. Accordingly, the Merger will not be subject to the restrictions under the Nevada Business Combination Statute.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that certain Oklahoma corporate governance statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma because they could subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

    Pursuant to the HSR Act, on November 23, 1998, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on Tuesday, December 8, 1998, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

    16. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Morgan Stanley & Co., Incorporated ("Morgan Stanley") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company and Parent has agreed to pay Morgan Stanley its customary fee for such services. Parent has also agreed to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred by Morgan Stanley, including the reasonable fees and expenses of legal counsel, and to indemnify Morgan Stanley against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    Purchaser and Parent have retained D.F. King & Co., Inc. ("D.F. King"), as the Information Agent, and First Chicago Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, D.F. King will be paid its customary fee and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary its customary fee for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                           BONANZA ACQUISITIONS, INC.

November 24, 1998

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business address thereof for the past five years of each director and executive officer of Parent. Each such person is a citizen of the United States of America. Unless otherwise indicated, the current business address of each person is 4333 Amon Carter Boulevard, Fort Worth, Texas 76155. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT; MATERIAL POSITIONS HELD
           NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------  ---------------------------------------------------------------------------

Gerard J. Arpey, 40.................  Senior Vice President/Finance and Planning and Chief Financial Officer of
                                      Parent since 1992.

Robert W. Baker, 54.................  Executive Vice President-Operations of Parent since 1989.

David L. Boren, 57..................  Director of Parent since 1994. President, University of Oklahoma, 1000 Asp
660 Parrington Oval,                  Avenue, Norman, Oklahoma 73019-4076, since 1994. Director of Phillips
Room 110                              Petroleum Company, 411 Skeeler Avenue, Bartlesville, Oklahoma 74004, since
Norman, Oklahoma 73019                1994. Director of Texas Instruments, Inc., 8505 Forest Lane, Dallas, Texas
                                      75243, since 1995. Director of Torchmark Corporation, 2001 3rd Avenue
                                      South, Birmingham, Alabama 35233, since 1996. From 1979 through 1994, he was a United States Senator for Oklahoma.

Peter M. Bowler, 43.................  Senior Vice President of Parent and President of American Eagle since
                                      October 1998. Vice President-Passenger Sales of Parent from 1996 to
                                      September 1998. Managing Director-Reservations of Parent, 1996. Division
                                      Managing Director-Passenger Sales of Parent from 1993 to 1996. Managing
                                      Director-Food and Beverage Services of Parent from 1991 to 1993.

Edward A. Brennan, 64...............  Director of Parent since 1987. Chairman, President and Chief Executive
400 North Michigan Avenue             Officer, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates,
Suite 400                             Illinois 60179 from 1986 to 1995. Director of Allstate Corporation,
Chicago, Illinois 60611               Allstate Plaza, 2775 Sanders Road, Northbrook, Illinois, since 1993.
                                      Director of Morgan Stanley Dean Witter & Co., 1585 Broadway, New York, New
                                      York 10036, since 1993. Director of Minnesota Mining and Manufacturing
                                      Company, 3M Center, St. Paul, Minnesota 55144-1000, since 1986. Director of
                                      Unicom Corporation, 10 South Dearborn Street, 37th Floor, Chicago, Illinois
                                      60690-3005, since 1995. Director of Dean Foods Company, 3600 North River
                                      Road, Franklin Park, Illinois 60131, since 1996. Director of The SABRE
                                      Group Holdings, Inc., 4255 Amon Carter Boulevard, Fort Worth, Texas 76155,
                                      since 1996.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT; MATERIAL POSITIONS HELD
           NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------  ---------------------------------------------------------------------------
Donald J. Carty, 52.................  Chairman, President and Chief Executive Officer of Parent since May 1998.
                                      He became an Executive Vice President of Parent in 1991 and was named the
                                      President of Parent in 1995. Director of Parent since April 1998. Director of Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244,
                                      since 1992. Director of Brinker International, Inc., 6820 LBJ Freeway,
                                      Dallas, Texas 75240, since 1998.

Armando M. Codina, 52...............  Director of Parent since 1995. Chairman of the Board and Chief Executive
Two Alhambra Plaza, PH2               Officer of Codina Group, Inc., Two Alhambra Plaza, PH2, Coral Gables,
Coral Gables, Florida 33134           Florida 33134, since 1978. Director of BellSouth Corporation, 1155
                                      Peachtree Street, N.E., Atlanta, Georgia 30309-3610, since 1992. Director of Winn Dixie Stores, Inc., 5050 Edgewood Court, Jacksonville, Florida
                                      32254-3699, since 1987. Director of FPL Group, Inc., 700 Universe
                                      Boulevard, Juno Beach, Florida 33408, since 1994. Director of American
                                      Bankers Insurance Group, Inc., 11222 Quail Roost Drive, Miami, Florida
                                      33157-6595, since 1987.

Charles T. Fisher, III, 69..........  Director of Parent since 1968. Chairman, CEO and President of NBD Bank and
Renaissance Center                    NBD Bancorp, Inc., 111 Woodward Ave., Detroit, Michigan 48226 from 1982 to
Tower 100, Suite 3520                 1993. Director of General Motors Corporation, 100 Renaissance Center,
Detroit, Michigan 48243               Detroit, Michigan 48243-7301, since 1977. Honorary Director, BankOne
                                      Corporation, One First National Plaza, Chicago, Illinois 60670, since 1998.

Daniel P. Garton, 41................  Senior Vice President-Customer Service of Parent since October 1998. Senior
                                      Vice President of Parent and President of American Eagle from 1995 to
                                      September 1998. Senior Vice President and Chief Financial Officer of
                                      Continental Airlines, Inc., 2929 Allen Pkwy., Ste. 2010, Houston, TX 77019
                                      from 1993 to 1995. Vice President-Financial Planning and Analysis of Parent
                                      from 1992 to 1993.

Earl G. Graves, 63..................  Director of Parent since 1995. Chairman and Chief Executive Officer, Earl
130 Fifth Avenue                      G. Graves, Limited, 130 Fifth Avenue, New York, New York, 10011-4399, since
New York, New York 10011-4399         1970. Chairman and Chief Executive Officer of Pepsi- Cola of Washington,
                                      D.C., L.P., 3900 Penn Belt Place, Forrestville, Maryland 20747, since 1990.
                                      Director of Aetna Inc., 151 Farmington Avenue, Hartford, Connecticut 06156,
                                      since 1996. Director of Chrysler Corporation, 1000 Chrysler Drive, Auburn
                                      Hills, Michigan 48326-2766, since 1990. Director of Federated Department
                                      Stores, Inc., 7 West 7th Street, Cincinnati, Ohio 45202, since 1994.
                                      Director of Rohm and Haas Company, 100 Independence Mall West,
                                      Philadelphia, Pennsylvania 19106, since 1984.

Michael W. Gunn, 53.................  Senior Vice President-Marketing of Parent since 1985.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT; MATERIAL POSITIONS HELD
           NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------  ---------------------------------------------------------------------------
Dee J. Kelly, 69....................  Director of Parent since 1983. Partner, Kelly, Hart & Hallman, P.C., 201
201 Main Street                       Main Street, Suite 2500, Fort Worth, Texas 76102, since 1979. Director of
2500 First City Bank Tower            Justin Industries, Inc., 2821 West 7th Street, Fort Worth, Texas 76107,
Fort Worth, Texas 76102               since 1986. Director of The SABRE Group Holdings, Inc., 4255 Amon Carter
                                      Boulevard, Fort Worth, Texas 76155, since 1996.

Thomas J. Kiernan, 53...............  Senior Vice President-Human Resources of Parent since 1993.

Charles D. MarLett, 44..............  Corporate Secretary of Parent since 1987.

Ann D. McLaughlin, 57...............  Director of Parent since 1990. Chairman of The Aspen Institute, 1333 New
4320 Garfield Street NW               Hampshire Avenue NW, Suite 1070, Washington, D.C. 20036, since 1996.
Washington, DC 20007                  President of the Federal City Council, Washington, D.C., 1155 15th Street,
                                      NW, Washington, D.C. 20005 from 1990 to 1995. President and Chief Executive
                                      Officer of New American Schools Development Corporation, 1100 Wilson Blvd.,
                                      Arlington, Virginia 22209 from 1992 to 1993. Director of General Motors
                                      Corporation, 100 Renaissance Center, Detroit, Michigan 48243-7301, since
                                      1990. Director of Kellogg Company, One Kellogg Square, Battle Creek,
                                      Michigan 49016-3599, since 1989. Director of Host Marriott Corporation,
                                      10400 Fernwood Road, Bethesda, Maryland 20817, since 1993. Director of
                                      Union Camp Corporation, 1600 Valley Road, Wayne, New Jersey 07470, since
                                      1989. Director of Vulcan Materials Company, 1 Metroplex Drive, Birmingham,
                                      Alabama 35209, since 1990. Director of Nordstrom, Inc., 1501 5th Avenue,
                                      Seattle, Washington 98101, since 1992. Director of Harman International
                                      Industries, Inc., 1101 Pennsylvania Avenue NW, Suite 1010, Washington, D.C.
                                      20004, since 1995. Director of Sedgwick Group, plc, Sackville, House,
                                      143-149 Fenchurch Street, London, EC3M 6BN, U.K., since 1995. Director of
                                      Donna Karan International, Inc., 550 7th Avenue, New York, New York, 10018,
                                      since 1997. Director of Fannie Mae, 3900 Wisconsin Avenue NW, Washington,
                                      D.C., 20016-2892, since 1994.

Anne H. McNamara, 51................  Senior Vice President and General Counsel of Parent since 1988. Director of
                                      LG&E Energy Corporation, 220 West Main Street, Louisville, Kentucky 40202,
                                      since 1991. Director of Louisville Gas & Electric, 220 West Main Street,
                                      Louisville, Kentucky 40202, since 1991. Director of Kentucky Utilities, 220
                                      West Main Street, Louisville, Kentucky 40202, since 1998. Director of The
                                      SABRE Group Holdings, Inc., 4255 Amon Carter Boulevard, Fort Worth, Texas
                                      76155, since 1996.

Charles H. Pistor, Jr., 68..........  Director of Parent since 1982. Vice Chair, Southern Methodist University,
4200 Belclaire                        6425 Boaz Lane, Dallas, Texas 75275, from 1991 to 1995. President of the
Dallas, Texas 75205                   American Bankers Association, 1120 Connecticut Avenue NW, Washington, D.C.
                                      20036, from 1987 to 1988. Director of Fortune Brands, Inc., 1700 East
                                      Putnam Avenue, Old Greenwich, Connecticut 06870-0811, since 1985. Director of Centex Corporation, 2728 North Harwood, Dallas, Texas 75201-1516, since
                                      1987. Director of Oryx Energy Company, 13155 Noel Road, Dallas, Texas
                                      75240-5067, since 1988. Director of Zale Corporation, 901 West Walnut Hill
                                      Lane,

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT; MATERIAL POSITIONS HELD
           NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------  ---------------------------------------------------------------------------
                                      Irving, Texas 75038-1003, since 1997.

William K. Ris, Jr., 51.............  Vice President-Government Affairs for Parent since 1996. Executive Vice
                                      President, The Wexler Group, 1317 F Street N.W., Washington, D.C. 20004
                                      from 1983 to 1996.

Joe M. Rodgers, 65..................  Director of Parent since 1989. Chairman, The JMR Group, P.O. Box 158838,
2000 Glen Echo Road                   Nashville, Tennessee 37215-8838, since 1984. Director of Gaylord
Suite 100                             Entertainment Company, 1 Gaylord Drive, Nashville, Tennessee 37214, since
Nashville, Tennessee                  1991. Director of Lafarge Corporation, 11130 Sunrise Valley Drive, Suite
37215-8838                            300, Reston, Virginia 20191-4329, since 1989. Director of SunTrust Bank,
                                      Nashville, N.A., P.O. Box 305110, Nashville, Tennessee 37230, since 1989.
                                      Director of Thomas Nelson, Inc., P. O. Box 141000, Nashville, Tennessee
                                      37214-1000, since 1992. Director of Tractor Supply Company, 320 Plus Park
                                      Boulevard, Nashville, Tennessee 37217, since 1995.

Judith Rodin, 54....................  Director of Parent since 1997. President, University of Pennsylvania, 100
100 College Hall                      College Hall, Philadelphia, Pennsylvania 19104-6380, since 1994. Provost of
Philadelphia, Pennsylvania            Yale University, P.O. Box 208236, New Haven, Connecticut 06520-8236, from
19104-6380                            1992 through 1994. Director of Aetna Inc., 151 Farmington Avenue, Hartford,
                                      Connecticut 06156-3215, since 1995. Director of Electronic Data Systems
                                      Corporation, 5400 Legacy Drive, Plano, Texas 75024, since 1996.

Maurice Segall, 69..................  Director of Parent since 1985. Senior Lecturer at the Massachusetts
E52-504                               Institute of Technology (Sloan School of Management), 77 Massachusetts
50 Memorial Drive                     Avenue, Cambridge, Massachusetts 02139-4307, since 1989. Chairman,
Cambridge, Massachusetts 02142-1347   President and Chief Executive Officer of Zayre Corporation, 770 Cochituate
                                      Road, Farmingham, Massachusetts 01701 from 1978 to 1989. Director of
                                      Harcourt General, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts
                                      02167, since 1986. Director of Cabot Industrial Trust, Two Center Plaza,
                                      Suite 200, Boston Massachusetts 02108, since 1998.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business address thereof for the past five years of each director and executive officer of Purchaser. Each person is a citizen of the United States of America. Unless otherwise indicated, the current business address of each person is 4333 Amon Carter Boulevard, Fort Worth, Texas 76155. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser.

                                                            PRESENT PRINCIPAL OCCUPATION OR
           NAME, AGE AND                                  EMPLOYMENT; MATERIAL POSITIONS HELD
          CURRENT BUSINESS                                  DURING THE PAST FIVE YEARS AND
              ADDRESS                                         BUSINESS ADDRESSES THEREOF
------------------------------------  ---------------------------------------------------------------------------

Gerard J. Arpey, 40                   Director and President of Purchaser since October 1998. See Parent, above.

Robert W. Baker, 54                   Director of Purchaser since October 1998. See Parent, above.

Jeffrey C. Campbell, 38               Treasurer of Purchaser since October 1998. Vice President-Corporate
                                      Development and Treasurer of Parent since 1998. Managing Director-Corporate
                                      Finance and Banking of Parent from 1995 to 1998. Managing
                                      Director-International Planning of Parent from 1993 to 1995.

Donald J. Carty, 52                   Chairman of Purchaser since October 1998. See Parent, above.

Charles D. MarLett, 44                Secretary of Purchaser since October 1998. See Parent, above.

Anne H. McNamara, 51                  General Counsel of Purchaser since October 1998. See Parent, above.

    Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

            By Mail:                   By Overnight Courier:                    By Hand:

    Attn: Corporate Actions           Attn: Corporate Actions           Attn: Corporate Actions
           Suite 4660                        Suite 4680               c/o Securities Transfer and
         P.O. Box 2569               14 Wall Street, 8th Floor          Reporting Services, Inc.
    Jersey City, New Jersey           New York, New York 10005        100 William Street, Galleria
           07303-2569                                                   New York, New York 10038

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                           Toll Free: 1-800-347-4750
                                       or
                          Call Collect: (212) 269-5550

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                               New York, NY 10036
                                 (212) 761-4638